EXHIBIT 10.21

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

LICENSE AGREEMENT

This License Agreement, effective as of August 1, 2006 (the “Effective Date”), is by and between Phenomix Corporation, a corporation organized under the laws of Delaware (“Phenomix”) and ActivX Biosciences, Inc., a corporation organized under the laws of Delaware (“ActivX”). Phenomix and ActivX may be referred to individually herein as a “Party” or collectively as the “Parties.”

WITNESSETH

WHEREAS, the Parties have been engaged in a dispute regarding their respective rights to practice certain items of intellectual property (the “Dispute”); and

WHEREAS, the Parties have agreed to settle the Dispute; and

WHEREAS, in connection with the settlement of the Dispute ActivX desires to receive a license for the use of certain items of intellectual property, and Phenomix is willing to grant such a license to ActivX.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the settlement of the Dispute, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Phenomix and ActivX intending to be legally bound, hereby agree as follows:

1.	Definitions.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below:

“Affiliate” means any person, natural or otherwise, that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition, “control” means (a) the direct or indirect ownership of more than fifty percent (50%) (or such maximum lesser percentage allowed to be owned by a foreign owner in a particular jurisdiction), of the outstanding voting securities of such entity, or (b) the ability to affect management control or possessing decision making authority of such entity through whatever means.

“Agreement” means this License Agreement, together with all exhibits annexed hereto, as the same shall be modified and in effect from time to time.

“Co-Exclusive” means with respect to a designated set of rights, a limitation upon the number of parties legally entitled to practice such rights. For purposes of this Agreement, Co-Exclusive rights shall be shared, subject to the terms and conditions of this Agreement, only by ActivX, Phenomix, and their respective Affiliates and permitted sublicensees.

“Confidential Information” means all information and data provided by the Parties to each other hereunder in written or other tangible form and marked as confidential or, if disclosed orally or displayed, identified as confidential at or about the time of disclosure and confirmed in summary written form as confidential within thirty (30) days after disclosure, except any portion thereof which:

(a) is known to the receiving Party, as evidenced by the receiving Party’s written records, before receipt thereof under this Agreement or any other agreement between the Parties hereto providing for confidentiality;

(b) is disclosed to the receiving Party by a third person who is not under an obligation of confidentiality to the disclosing Party hereunder with respect to such information and who otherwise has a right to make such disclosure;

(c) is or becomes generally known in the trade through no fault of the receiving Party;

(d) is independently developed by the receiving Party, without resort to the disclosing Party’s confidential information, by persons having no access thereto, as evidenced by the receiving Party’s written records; or

(e) is required to be disclosed by applicable statute, rule or regulation of any court or regulatory authority with competent jurisdiction; provided that the Party whose information is to be disclosed shall be notified as soon as possible and the Party that is being required to disclose such information shall, if requested by the party whose information is to be disclosed, use reasonable good faith efforts, at the expense of the requesting Party, to assist in seeking a protective order (or equivalent) with respect to such disclosure or otherwise take reasonable steps to avoid making such disclosure.

“Control” or “Controlled” shall mean the legal authority or right of a Party to grant a license or sublicense of intellectual property rights to the other Party, without breaching the terms of any agreement with a third party, infringing upon the intellectual property rights of a third party, or misappropriating the proprietary or trade secret information of a third party.

“Covered Products” means in a given country any item(s) covered by a Valid Claim that, but for the license granted to ActivX under the Phenomix Licensed Patent Rights, such Valid Claim would be infringed by the manufacture, use or sale of such item(s) in such country.

“Improvements” means all improvements, variations, updates, modifications, and enhancements made to or under the Phenomix Licensed Patent Rights during the term of the Agreement and Controlled by a Party, which are patentable, whether or not the subject of any patent application, which further are entirely supported by the original specification and are entitled to the priority date of a patent application or a patent under Phenomix Licensed Patent Rights, and specifically excluding New Technology.

“Phenomix Licensed Patent Rights” means with respect to compounds within the Markush structures set forth on Exhibit A, the claims of (i) any patent or patent application listed on Exhibit A (but specifically excluding claims to the extent related to compounds within the Markush structures set forth on Exhibit B and all other compound structures not set forth on Exhibit A), (ii) any patents or patent applications which are entitled to claim priority from the patents or patent applications listed on Exhibit A, or (iii) any patents and patent applications which claim priority from one or more of the U.S. provisional applications from which * * *claims priority, which are entitled to claim the priority of the patent applications listed on Exhibit A, but in each of the foregoing instances, specifically excluding any New Technology or Improvements. For the avoidance of doubt, if a compound is encompassed by both Exhibit B and Exhibit A, then the compound shall be deemed an Exhibit B compound only, and is not within the Phenomix Licensed Patent Rights.

“New Technology” means any inventions or claims thereof Controlled by a Party, which constitute advancements, developments, or improvements made after the Effective Date, whether or not patentable and whether or not the subject of any patent application, which are not entirely supported by the original specification, and are not entitled to the priority date, of a patent application or patent contained within Phenomix Licensed Patent Rights.

“Term” means that this Agreement shall, subject to the early termination provisions specifically provided for herein, have a term from the Effective Date until expiration of the last to expire Valid Claim licensed to ActivX pursuant to this Agreement.

“Territory” means worldwide.

“Valid Claim” means a claim present in any of the Phenomix Licensed Patent Rights which shall not have been withdrawn, canceled or disclaimed, nor held or admitted to be invalid, unenforceable or unpatentable by a court or other appropriate body of competent jurisdiction in an unappealed or unappealable decision and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	Licenses.

2.1 Grant. Subject to terms and conditions of this Agreement including, but not limited to, the reservation of rights set forth below, Phenomix hereby grants to ActivX, a Co-Exclusive right and license under Phenomix Licensed Patent Rights to make, have made, use, offer to sell, sell and import the Covered Products in the Territory.

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

2.2 Sublicensing. ActivX shall not be entitled to sublicense the Phenomix Licensed Patent Rights except (a) in connection with the bona fide assignment or grant of license rights under ActivX’s intellectual property rights, other than the Phenomix Licensed Patent Rights, to a collaborator or strategic partner receiving the right to develop or commercialize one or more ActivX drug candidates or drug products, the making, using, or selling of which would infringe the Phenomix Licensed Patent Rights, or (b) as otherwise consented to by Phenomix in writing. To be effective, sublicenses granted by a Party pursuant to clause (a) above shall be preceded by thirty (30) days’ advance written notice to the other Party.

2.3 Reservation of Rights. Phenomix reserves all rights in the Phenomix Licensed Patent Rights not expressly granted pursuant to Section 2.1 above and the right to authorize others to do the same.

2.4 Improvements and New Technology. Phenomix hereby specifically disclaims any obligation to grant to ActivX, and ActivX hereby specifically disclaims any obligation to grant to Phenomix rights relating to any Improvements or New Technology made by or for them, respectively, after the Effective Date.

3.	Other Obligations of ActivX and Phenomix.

3.1 Patent Applications and Foreign Filing. Phenomix shall have the sole discretion and right to file, prosecute and maintain in force any and all patents and patent applications included in the Phenomix Licensed Patent Rights including related interference and opposition proceedings. The filing, prosecution and maintenance of patents and patent applications pursuant to this Section 3.1 shall be done through patent counsel selected by Phenomix. Phenomix will instruct patent counsel to copy ActivX on all correspondence to and from patent offices where the Phenomix Licensed Patent Rights licensed to ActivX pursuant to this Agreement are filed, and keep ActivX reasonably informed of all significant patent matters relating to such Phenomix Licensed Patent Rights, provided that Phenomix shall be entitled to exercise its sole discretion with respect to all matters relating to patents and patent applications. Phenomix shall give ActivX such opportunity to comment on proposed responses to office actions as is reasonably practicable. If Phenomix intends not to pursue or to abandon pursuit or maintenance of a patent or patent application included in the Phenomix Licensed Patent Rights in one or more jurisdictions, it shall so inform ActivX. ActivX shall thereafter be entitled to have Phenomix file, pursue or maintain such patent or patent application solely at the cost of ActivX. The Parties shall reasonably cooperate in effectuating the preceding sentence. ActivX hereby acknowledges that Phenomix shall not be responsible for the results of such activities, but shall only be required to conduct such activities in good faith. ActivX shall pay Phenomix in advance for all filing, translation and other anticipated out-of-pocket costs associated with the exercise of such right by ActivX. ActivX shall pay Phenomix within thirty (30) days of invoice for such other costs and expenses actually incurred. ActivX shall have the right with respect to patents and patent applications in the jurisdictions where affected to transfer such activities to counsel of its choice following notice from Phenomix that it intends not to pursue or to abandon pursuit or maintenance of a patent or patent application included in the Phenomix Licensed Patent Rights in one or more jurisdictions.

ActivX (i) will instruct patent counsel to copy Phenomix on all correspondence to and from patent offices where the Phenomix Licensed Patent Rights licensed to ActivX pursuant to this Agreement are being handled by ActivX counsel and (ii) will keep Phenomix reasonably informed of all significant patent matters relating to such Phenomix Licensed Patent Rights. Neither ActivX nor ActivX patent counsel on behalf of ActivX shall disparage any pending or issued claims of any Phenomix patent not licensed to ActivX pursuant to this Agreement. Phenomix and ActivX shall regularly meet and confer with regard to proposed responses to be made by ActivX to actions of the various patent offices and with regard to strategies to be employed in the pursuit of Phenomix Licensed Patent Rights being pursued or enforced by Phenomix. Due regard shall be given to the strategies employed or to be employed by Phenomix relating to pursuit and maintenance of patent applications and patents not licensed to ActivX pursuant to this Agreement.

All information provided by Phenomix to ActivX pursuant to this Section 3.1, as well as pending patent applications shall be deemed to be Confidential Information of Phenomix. Phenomix Licensed Patent Rights are pending in Australia, Canada, The People’s Republic of China, EPO, Japan, New Zealand, and South Korea, and will be filed in the United States.

3.2 Public Statements. The Parties agree that neither of them shall make any public statement regarding this Agreement, its terms or the other Party hereto, without the express advance written consent of such other Party. Notwithstanding the foregoing, any public statements required by law to be made, including submissions to the Securities and Exchange Commission or stock exchange or market system on which its securities are listed, shall be submitted to the referenced Party for review and approval, which approval shall not be unreasonably withheld or delayed.

4.	Representations and Covenants.

4.1 Representations and Warranties. Phenomix and ActivX each represent and warrant to the other with respect to itself that:

(a) Organization & Power. It is a corporation duly organized and validly existing under the laws of its state of incorporation and has all requisite corporate power and authority to enter into this Agreement;

(b) Authorization. It is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to its obligations under any other agreement;

(c) Execution & Delivery. It has duly executed and delivered this Agreement, and

(d) Laws, Rules & Regulations. It shall and it shall cause its Affiliates to, comply with all laws, rules and regulations applicable to the performance of its obligations hereunder, including, to the extent applicable to such Party, the discovery, development, manufacture, distribution, import, export and sale of the Covered Product(s).

4.2 Disclaimer.

PHENOMIX HEREBY SPECIFICALLY AND EXPRESSLY DISCLAIMS THE MAKING OR APPLICABILITY OF ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, REGARDING THE VALIDITY OF THE PHENOMIX LICENSED PATENT RIGHTS AND MAKES NO REPRESENTATIONS WHATSOEVER WITH REGARD TO THE SCOPE OF THE PHENOMIX LICENSED PATENT RIGHTS OR THAT THE PHENOMIX LICENSED PATENT RIGHTS MAY BE EXPLOITED BY ACTIVX AND ITS AFFILIATES WITHOUT INFRINGING OTHER PATENTS. PHENOMIX EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PHENOMIX LICENSED PATENT RIGHTS. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER FOR INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOSS OF PROFITS AND LOSS OR INTERRUPTION OF BUSINESS, PROVIDED HOWEVER THAT THE FOREGOING PROVISION SHALL NOT BE CONSTRUED TO LIMIT A PARTY’S INDEMNIFICATION OBLIGATION UNDER THIS LICENSE AGREEMENT FOR THIRD PARTY CLAIMS WHICH MAY INCLUDE INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY AND OTHER TYPES OF DAMAGES.

5.	Infringement, Indemnity and Insurance

5.1 Definitions. The following definitions shall be used only for the purposes of this Article 5.0:

(a) “Action” means any legal action or proceeding, or the filing of any counterclaim.

(b) “Infringing Product” means a third party product that may infringe the Phenomix Licensed Patent Rights and that has regulatory approval for administration to humans.

5.2 Notification. With respect to any Phenomix Licensed Patent Rights, each Party shall notify the other Party in writing of any alleged or threatened infringement of which it becomes aware, and shall provide to the other Party available evidence thereof. The Parties shall consult with respect to potential strategies for terminating such alleged or threatened infringement without litigation.

5.3 Defense of Declaratory Judgment Action. Phenomix shall be solely responsible for defending any assertion of invalidity or unenforceability of Phenomix Licensed Patent Rights worldwide.

5.4 Enforcement of Phenomix Licensed Patent Rights.

(a) Non-Litigation Actions by Phenomix. Phenomix shall have the sole right, in its sole discretion, to take actions to terminate alleged infringement identified pursuant to Section 5.2 without litigation (including the sole right to grant a license to the alleged infringer) with respect to Phenomix Licensed Patent Rights.

(b) Phenomix Licensed Patent Rights. Phenomix shall have the sole right, in its sole discretion, but not the obligation, to commence and control any Action against any alleged infringement of the Phenomix Licensed Patent Rights identified pursuant to Section 5.2, at its own expense. Any damages or other recovery from an Action shall be subject to the provisions of Section 5.5. If Phenomix, in its sole discretion, elects to not take any Action against any alleged infringement of the Phenomix Licensed Patent Rights, ActivX shall have no right to do so.

5.5 Recoveries. In any Action pursuant to Section 5.4, any damages or other recovery, including compensatory and other non-compensatory damages or recovery actually received from a third party, shall be allocated first to reimburse the costs and expenses, including reasonable attorney’s fees and expert witness fees, of Phenomix commencing such Action and then to reimburse the other Party, if any, for such costs and expenses. Such reimbursement shall be made first from any compensatory damages, including attorney’s fees and costs recovered. If any balance remains of the damages or other recovery made from the third party after such reimbursement, any remaining compensatory damages that are attributable to lost sales of Covered Products (as defined in the Settlement Agreement) by Phenomix shall be considered Net Sales (as defined in the Settlement Agreement) and subject to Royalties (as defined in the Settlement Agreement) pursuant to Settlement Agreement. Any remaining balance of damages or other recovery shall be apportioned as follows:

(a) when the Action only concerns the Phenomix Licensed Patent Rights licensed to ActivX, Phenomix and ActivX shall share equally the remaining balance of damages or other recovery, or

(b) when the action concerns the Phenomix Licensed Patent Rights licensed to ActivX and other licenses or sublicenses, the remaining balance of damages or other recovery will be apportioned by Phenomix acting reasonably, between ActivX, Phenomix and other sublicensees, with notice of such apportionment to be given to ActivX together with the basis upon which the apportionment determination was made, subject to the right of ActivX to review the determination and submit the determination for dispute resolution pursuant to Article 7.0.

5.6 Indemnification.

(a) ActivX Indemnity. ActivX and each of its Affiliates shall indemnify and hold Phenomix, its Affiliates, and their respective current and former officers, inventors, directors, employees, students, governing board members, trustees, faculty, medical and professional staff, consultants, contractors and agents, and their respective successors, heirs and assigns, (“Phenomix Indemnitees”) harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees and expenses of litigation) and expense incurred, (a “Loss”) resulting from or imposed upon the Phenomix Indemnitees or any of them by any third party in connection with any claims, suits, actions, demands or judgments, including claims for bodily injury or property damage (but excluding any and all such matters pertaining to patent infringement), (i) relating to the use of the Phenomix Licensed Patent Rights and/or the development, manufacture, use, distribution or sale of any Covered Product by ActivX or its Affiliates, or their respective employees, consultants, contractors and agents or (ii) due to the negligence or willful misconduct of ActivX, its Affiliates or their respective employees, consultants, contractors and agents; provided, however, that the foregoing indemnity shall not apply to any Loss to the extent that such Loss was caused by the negligent or willful misconduct of Phenomix or its Affiliates.

(b) Phenomix Indemnity. Phenomix shall indemnify and hold ActivX and its Affiliates, and their respective officers, directors, employees, consultants, contractors and agents, and their respective successors, heirs and assigns, (“ActivX Indemnitees”) harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees and expenses of litigation) and expense incurred (a “Loss”), resulting from or imposed upon the ActivX Indemnitees or any of them by any third party in connection with any claims, suits, actions, demands or judgments, including any claim of bodily injury or property damage (but excluding any and all such matters pertaining to patent infringement), (i) relating to the development, manufacture, use, distribution or sale of any product by Phenomix or its licensees or sublicensees (other than ActivX and its Affiliates) or (ii) due to the negligence or willful misconduct of Phenomix, its Affiliates or their respective employees, consultants, contractors and agents; provided, however, that the foregoing indemnity shall not apply to any Loss to the extent that such Loss was caused by the negligent or willful misconduct of ActivX or its Affiliates.

(c) Claims Procedures. A Party entitled to be indemnified by the other Party (an “Indemnified Party”) pursuant to Section 5.6(a) or (b) hereof shall give written notice to the other Party (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting there from, provided:

(i) that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting there from, shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

(ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that such failure to give notice did not result in prejudice to the Indemnifying Party or the Indemnifying Party’s insurer;

(iii) the Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the approval of the Indemnified Party (which approval shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which, (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation; and

(iv) the Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing, and shall be reasonably required in connection with the defense of such claim or litigation resulting there from.

5.7 Compliance. The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

5.8 Insurance.

(a) Coverage. ActivX shall, at all times during the term of this Agreement and until five (5) years after expiration of the last batch of Covered Products sold or manufactured hereunder by ActivX or its Affiliates, obtain and maintain at its own cost and expense, comprehensive commercial liability insurance, including, but not limited to, product liability and contractual liability insurance, and errors and omissions coverage, with respect to its activities hereunder. Such insurance shall be in such amounts subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time, but under no circumstances shall be less than: (i) * * * dollars ($* * *) per occurrence for damage, injury and/or death to persons prior to regulatory authority approval of an Covered Product; (ii) * * * dollars ($* * *) per occurrence damage, injury and/or death to persons after regulatory authority approval of an Covered Product; and * * * dollars ($* * *) per occurrence for damage/or injury to property. Such insurance shall be written to cover, among other things, claims incurred, discovered, manifested, or made in connection with clinical development and commercial sale of Covered Products in the Territory. Upon the written request of Phenomix, ActivX shall provide to Phenomix copies of its Certificates of Insurance.

(b) Additional Requirements. All of the liability policies set out in (a) shall be primary and non-contributory, shall include as additional named insured Phenomix and such other persons as the Phenomix may determine in its discretion (subject to wording in such policies restricting coverage to those claims for which the ActivX may be responsible hereunder and contain a waiver of subrogation in favor of Phenomix or Phenomix’s designee. Each policy will be endorsed to provide that the insurers will give Phenomix, or its designee, not less than

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

thirty (30) days prior written notice of any cancellation or material change in coverage. If ActivX fails to place or maintain insurance as required under this Agreement, Phenomix or its designee may place and maintain such policy and all premium and other costs incurred by Phenomix or its designee will be paid by the ActivX to the other Phenomix or its designee on demand or failing payment may be deducted by Phenomix or its designee from any amount then or thereafter due to the ActivX under this Agreement.

6.	Termination.

6.1 Early Termination of Licenses. Notwithstanding the foregoing, and subject to the limitations set forth below, Phenomix shall be entitled in the following circumstances to terminate this Agreement:

(a) Material Breach. If ActivX materially breaches this Agreement, Phenomix shall have the right, at its sole election, to terminate this Agreement upon thirty (30) days prior written notice to ActivX; provided, however, that if ActivX shall cure the breach or default within the thirty (30) day period, all such licenses and agreements shall continue in full force and effect.

(b) Insolvency, Bankruptcy. If ActivX shall file a petition in bankruptcy or if an involuntary petition shall be filed against it and such petition shall not be dismissed within sixty (60) days, or if it shall become insolvent or admit its inability to pay its debts when due, or if a receiver or guardian shall be appointed for it, then all licenses granted to such party under this Agreement shall immediately terminate.

(c) Challenge of Phenomix Licensed Patent Rights. During the Term, should ActivX or any of its Affiliates challenge the validity of any Phenomix Licensed Patent Rights, or support, directly or indirectly, any such challenge to any Phenomix Licensed Patent Rights, Phenomix shall be entitled to terminate this Agreement upon thirty (30) days prior written notice to ActivX.

(d) Breach of Settlement Agreement. If ActivX materially breaches that certain Settlement Agreement of even date herewith entered into by and among Phenomix, ActivX, David Campbell, David Winn, and Juan Betancort, Phenomix shall have the right, at its sole election, to terminate this Agreement upon thirty (30) days prior written notice to ActivX; provided, however, that if ActivX shall cure such breach or default within the thirty (30) day period, this Agreement shall continue in full force and effect.

6.2 Accrued Obligations. Upon termination of the ActivX license granted under this Agreement for any reason, each of Phenomix and ActivX shall remain liable for those obligations that accrued with respect to such license prior to the effective date of the termination. ActivX may, for a period of no longer than six (6) months after the effective date of the termination of the ActivX License, complete and sell any or all Covered Products that it can demonstrate were in the process of manufacture or in inventory on the effective date of the termination.

7.	Dispute Resolution

7.1 Negotiation of Parties. In the event of any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either party under this Agreement, either party may at any time provide the other party written notice specifying the terms of such disagreement in reasonable detail. As soon as practicable after receipt of such notice, the Chief Executive Officers of both Phenomix and ActivX shall meet at a mutually agreed upon time and location for the purpose of resolving such disagreement. They shall engage in good faith discussions and/or negotiations for a period of up to thirty (30) days to resolve the disagreement or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such discussion and/or negotiation, the parties shall reasonably cooperate and provide information that is not materially confidential in order so that each of the parties may be fully informed with respect to the issues in dispute.

7.2 Further Procedures. If implementation of the procedures set forth in Section 7.1 do not result in resolution of a dispute, each party shall have the right to refer the dispute first to mediation before a retired judge at JAMS or the Honorable Gerald J. Lewis. If such mediation is unsuccessful, such dispute shall be submitted to arbitration before JAMS using the AAA Commercial Arbitration Rules. Each party shall submit a list of three (3) potential arbitrators and shall meet and confer in good faith to select such arbitrator. If the parties are unable to agree upon an arbitrator, JAMS shall select the arbitrator from the lists provided by the respective parties. The arbitrator shall have the power to grant injunctive and other provisional or equitable relief, including preliminary orders and reasonable discovery orders. The parties hereby knowingly waive their respective rights to file an action in any court and knowingly waive their rights to a jury trial. For the avoidance of doubt, the Parties specifically agree that this provision does not apply to any allegations of patent infringement or to the breach or threatened breach of the confidentiality provisions of this Agreement.

8.	General Provisions

8.1 Remedies. The parties acknowledge and agree that, in the event of a breach or a threatened breach by either Party of the confidentiality provisions of this Agreement or other provisions for which it will have no adequate remedy at law, the other party may suffer irreparable damage and, accordingly, shall be entitled to injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, without the necessity of posting any bond or surety, in addition to any other remedy they might have at law or at equity.

8.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California in force therein without regard to its conflict of law rules. Subject to Sections 7.1 and 7.2, all parties agree that by executing this Agreement they consent to the exclusive jurisdiction of the courts of California.

8.3 Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees that for the Term and for a period of five (5) years thereafter, the receiving

Party shall keep confidential and shall not publish or otherwise disclose, and will take all reasonable steps to prevent disclosure of, such Confidential Information and will not use any Confidential Information except for the limited purposes set forth in this Agreement; provided, however, that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be necessary or appropriate (i) to obtain from any governmental agency any necessary approval or (ii) to obtain patents that are selection inventions that are based on the Phenomix Licensed Patent Rights provided, further, however, that the Party whose information is to be disclosed shall be notified as soon as possible and the Party that is being required to disclose such information shall, if requested by the Party whose information is to be disclosed, use reasonable good faith efforts, at the expense of the requesting Party, to assist in seeking a protective order (or equivalent) with respect to such disclosure or otherwise avoid making such disclosure.

8.4 Amendment and Waiver No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of any party, its agents or employees, but only by an instrument in writing signed by an authorized officer of such party. No waiver by either party of any breach of this Agreement by any other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

8.5 Intellectual Property

(a) Trademarks. All respective names, trademarks, trade names, labels, or other designations used shall are, and the same shall remain, the property of their respective owners.

(b) Patents. ActivX agrees to mark the Covered Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All Covered Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to protect and preserve the Patent Rights in such countries.

8.6 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and among Phenomix, ActivX do not constitute a partnership, joint venture, agency or contract of employment between them.

8.7 Assignment. Without limitation to the rights set forth in Section 2.2, this Agreement and ActivX’s rights and obligations hereunder may not be sold, assigned or transferred to any third party without the consent of Phenomix. This requirement also applies to any change of control of ActivX, it being acknowledged that unless the consent of Phenomix is received prior to the change of control, this Agreement may be terminated by Phenomix.

8.8 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.9 Notices All communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt by the addressee at the addresses set forth below, or such other address as either party may specify by notice sent in accordance with this section:

If to ActivX:	ActivX Biosciences, Inc.
11025 North Torrey Pines Road
Suite 120
La Jolla, California 92037
Attention: John W. Kozarich, Ph.D.

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP
101 West Broadway, Suite 1800
San Diego, California 92101
Attention: George S. Howard, Esq.

If to Phenomix:	Phenomix Corporation
5871 Oberlin Drive
Suite 200
San Diego, California 92121
Attention: Laura K. Shawver, Ph.D.

With a copy to:	Heller Ehrman LLP
4350 La Jolla Village Drive
7th Floor
San Diego, California 92122
Attention: Richard A. Kaufman, Esq.

8.10 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

8.11 Conflict or Inconsistency In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in any document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

8.12 Captions. Captions of the Sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the terms and conditions hereof,

8.13 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a Section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

8.14 Entire Agreement This Agreement and the Settlement Agreement contain the entire understanding of each of the parties hereto with respect to the transactions and matters contemplated hereby, including without limitation any licensing of the Phenomix Licensed Patent Rights, supersedes all prior agreements and understandings relating to the subject matter hereof, and no representations, inducements, promises or agreements, whether oral or otherwise, between such parties not contained herein or incorporated herein by reference shall be of any force or affect.

8.15 Cooperation. The Parties hereby agree to cooperate reasonably in all regards to effectuate the provisions of this Agreement.

8.16 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be presumptively construed against any of them.

8.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

8.18 Survival. Sections 4.2, 5.6, and 5.8 and Articles 7 and 8 shall survive the expiration or early termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers.

PHENOMIX CORPORATION

By:	/s/ Laura Shawver
Name:	Laura Shawver
Title:	President and CEO

ACTIVX BIOSCIENCES, INC.

By:	/s/ John W. Kozarich
Name:	John W. Kozarich
Title:	Chairman and President

EXHIBIT A

Licensed Patent Rights

* * *

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission. A total of eight pages have been redacted in Exhibit A.

EXHIBIT B

* * *

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission. A total of eight pages have been redacted in Exhibit B.